  EXHIBIT (i)

Eaton Vance Management

Two International Place

Boston, MA  02110

(617) 482-8260

www.eatonvance.com

November 25, 2013

Eaton Vance Series Fund, Inc.

Two International Place

Boston, MA  02110

Ladies and Gentlemen:

Eaton Vance Series Fund, Inc. (the “Corporation”) is a corporation established under the general laws of the State of Maryland with the powers and authority set forth under its Articles of Incorporation dated June 14, 2012, as amended (the “Articles of Incorporation”).

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as deemed necessary or appropriate for the purpose of this opinion.  As provided in the Articles of Incorporation, the Directors may authorize one or more series or classes of shares (“Shares”).  The series and classes of Shares established and designated as of the date hereof and registered by Form N-1A are identified on Appendix A hereto (the “Registration Statement”).

Based upon the foregoing, I am of the opinion that:

1.

The issuance of the shares has been duly authorized by the Corporation.

2.

When issued and paid for upon the terms provided in the Registration Statement, and assuming the continued valid existence of the Corporation under the laws of the State of Maryland, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the Massachusetts bar.  I have acted as internal legal counsel to the Corporation in connection with the registration of shares and am an employee of Eaton Vance Management, the Corporation’s investment adviser.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Corporation’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ David D. Barr

David D. Barr, Esq.

Vice President

Eaton Vance Management

Appendix A

Established and Designated Series of the Corporation

Eaton Vance Institutional Emerging Markets Local Debt Fund